                                                                Exhibit 10.23



                    ACQUISITION AND STOCK EXCHANGE AGREEMENT

                                      among

                                  UBICS, INC.,

                              COBALT CREATIVE, INC.

                                       and

                    THE SHAREHOLDERS OF COBALT CREATIVE, INC.











                                  July 5, 2000

                                TABLE OF CONTENTS



ARTICLE I-- EXCHANGE............................................................................................. 1
         1.01.    Exchange of Shares..............................................................................1
         1.02.    Transfer Restrictions...........................................................................2
         1.03.    Waiver of Rights................................................................................3
         1.04.    Payment of Fees and Expenses....................................................................3

ARTICLE II-- REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND COBALT........................................3
         2.01.    Organization and Qualification..................................................................3
         2.02.    Authority and Authorization.....................................................................4
         2.03.    Execution and Binding Effect....................................................................4
         2.04.    No Breach, Default, Violation or Consent........................................................4
         2.05.    Ownership and Control...........................................................................5
         2.06.    Subsidiaries....................................................................................5
         2.07.    Financial Statements; Liabilities...............................................................5
         2.08.    Tax Matters.....................................................................................6
         2.09.    Litigation......................................................................................7
         2.10.    Absence of Certain Changes and Events...........................................................7
         2.11.    Constituent Documents and Governmental Rules....................................................8
         2.12.    Governmental Orders.............................................................................8
         2.13.    Permits.........................................................................................8
         2.14.    Environmental Matters...........................................................................8
         2.15.    Real Property...................................................................................9
         2.16.    Personal Property..............................................................................10
         2.17.    Intellectual Property..........................................................................10
         2.18.    Title to Assets................................................................................12
         2.19.    Pension Plans..................................................................................13
         2.20.    Welfare Plans and Other Benefit Plans..........................................................13
         2.21.    Personnel Matters..............................................................................14
         2.22.    Insurance......................................................................................14
         2.23.    Indebtedness...................................................................................15
         2.24.    Other Material Business Agreements.............................................................15
         2.25.    Status of Cobalt Business Agreements...........................................................15
         2.26.    Transactions with Affiliates...................................................................16
         2.27.    Customers and Suppliers........................................................................16
         2.28.    Brokers........................................................................................16
         2.29.    Bank Accounts..................................................................................16
         2.30.    Delivery of Documents; Accurate Disclosure.....................................................16


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
ARTICLE III-- REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.................................................17
         3.01.    Investor Status................................................................................17
         3.02.    Title to Capital Stock.........................................................................17
         3.03.    Authorization of Transaction...................................................................17
         3.04.    No Violation...................................................................................17
         3.05.    Investment Intent..............................................................................18
         3.06.    No Breach, Default, Violation or Consent.......................................................18

ARTICLE IV-- REPRESENTATIONS AND WARRANTIES OF UBICS.............................................................18
         4.01.    Organization and Qualification.................................................................18
         4.02.    Authority and Authorization....................................................................18
         4.03.    Execution and Binding Effect...................................................................19
         4.04.    No Breach, Default, Violation or Consent.......................................................19
         4.05.    Capitalization.................................................................................19
         4.06     Securities Matters and Financial Statements....................................................20
         4.07.    Absence of Certain Changes and Events..........................................................20
         4.08.    Litigation.....................................................................................21
         4.09.    Investor Status................................................................................21
         4.10.    Delivery of Documents; Accurate Disclosure.....................................................21
         4.11.    Solvency.......................................................................................21
         4.12.    Price Stabilization............................................................................21
         4.13.    NASD Compliance................................................................................21

ARTICLE V-- POST CLOSING COVENANTS...............................................................................21
         5.01.    Publicity......................................................................................21
         5.02.    Best Efforts; Notification.....................................................................22
         5.03.    Tax-Free Reorganization........................................................................22
         5.04.    Confidentiality................................................................................22
         5.05.    Nasdaq Listing.................................................................................23
         5.06.    Release of Guarantees..........................................................................24
         5.07.    Securities Law Compliance......................................................................24
         5.08.    Cobalt Board of Directors......................................................................24
         5.09.    Registration Rights............................................................................24

ARTICLE VI--CLOSING AND CLOSING CONDITIONS.......................................................................25
         6.01.    Closing........................................................................................25
         6.02.    Conditions Precedent to Obligations of UBICS...................................................25
         6.03.    Conditions Precedent to Obligations of Cobalt and the Shareholders.............................26

ARTICLE VII-- INDEMNIFICATION....................................................................................27
         7.01.    Survival of Representations and Warranties.....................................................27
         7.02.    Indemnification................................................................................28
         7.03.    Claims.........................................................................................28


                                       ii
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
         7.04.    Notice of Third Party Claims; Assumption of Defense............................................29
         7.05.    Settlement or Compromise.......................................................................30
         7.06.    Failure of Indemnifying Person to Act..........................................................30
         7.07.    Escrow.........................................................................................30
         7.08.    Duration of Indemnification Obligations........................................................30
         7.09.    Indemnification Threshold, Cap and Payment.....................................................30

ARTICLE VIII-- MISCELLANEOUS PROVISIONS..........................................................................31
         8.01.    Amendments.....................................................................................31
         8.02.    Assignment.....................................................................................31
         8.03.    Counterparts; Telefacsimile Execution..........................................................31
         8.04.    Entire Agreement...............................................................................31
         8.05.    Expenses.......................................................................................31
         8.06.    Further Assurances.............................................................................31
         8.07.    Governing Law..................................................................................32
         8.08.    Notices........................................................................................32
         8.09.    Severability...................................................................................33
         8.10.    Successors and Assigns.........................................................................33
         8.11.    Waivers........................................................................................33
         8.12.    Arbitration....................................................................................33
         8.13.    Knowledge......................................................................................34




INDEX OF EXHIBITS AND ANNEXES


Exhibit A           -      Cobalt Shareholders
Exhibit B           -      Escrow Agreement
Exhibit C-1         -      Victor Pariso, Jr. Employment Agreement
Exhibit C-2         -      Candace M. Wade Employment Agreement
Exhibit D           -      Form of Non-Competition Agreement
Exhibit E           -      Fees and Expenses
Exhibit F           -      Form of Opinion of Counsel to Cobalt
Exhibit G           -      Form of Opinion of Counsel to UBICS

Annex 5.11          -      Guaranteed Obligations of Cobalt


                                      iii
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                    ACQUISITION AND STOCK EXCHANGE AGREEMENT


                  This Agreement is made as of July 5, 2000 among UBICS, INC., a Delaware corporation ("UBICS"), COBALT CREATIVE, INC., an Arizona corporation ("COBALT") and the shareholders of Cobalt listed on the signature page hereof (the "SHAREHOLDERS"). Concurrently with the execution and delivery of this Agreement, Cobalt and the Shareholders are delivering a Disclosure Schedule containing certain disclosures. References in this Agreement to any "SCHEDULE" are to the various schedules contained in the Disclosure Schedule.

                                    PREAMBLE

         The parties hereto desire for UBICS and Cobalt to engage in, and the Boards of Directors of UBICS and Cobalt have approved, the exchange of all of Cobalt's issued and outstanding shares of capital stock for shares of common stock of UBICS (the "EXCHANGE") upon the terms and subject to the conditions set forth herein.

         The parties desire to structure the Exchange as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE"), and desire that the Exchange be accounted for as a pooling of interests pursuant to generally accepted accounting principles ("GAAP").

         UBICS would not be willing to enter into this Agreement unless the Shareholders agreed to refrain from competing with UBICS and Cobalt (collectively, the "COMBINED COMPANIES") for a reasonable period of time, and accordingly each of the Shareholders has agreed to execute and deliver to UBICS a noncompetition agreement or an employment agreement containing noncompetition covenants.

         Therefore, in consideration of the premises and the mutual covenants, agreements, representations, and warranties herein contained, the parties hereto, intending to be legally bound, agree as follows.


                                    ARTICLE I
                                    EXCHANGE

         1.01. Exchange of Shares. Subject to the terms and conditions set forth in this Agreement, at and as of the Closing Date:

                  (a) Each Shareholder will sell, assign, transfer and deliver to UBICS the number of shares (if any) of common stock, no par value, of Cobalt (the "COMMON STOCK") and the number of shares (if any) of Preferred Stock Series A, par value $3.04346 per share, of Cobalt (the "PREFERRED STOCK") owned by such Shareholder, as set forth opposite such

Shareholder's name on Exhibit A hereto (all such shares of Common Stock and Preferred Stock being referred to collectively as the "COBALT STOCK"), free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "LIENS"), which shall constitute all of the shares of capital stock of Cobalt issued and outstanding immediately prior to the Closing Date. In exchange for the Cobalt Stock, UBICS shall issue and deliver to each Shareholder the number of shares (the "EXCHANGE SHARES") of UBICS' common stock, par value $.01 per share (the "UBICS COMMON STOCK"), set forth opposite such Shareholder's name on Exhibit A hereto.

                  (b) Upon the surrender by the Shareholders of certificates (or evidence of lost certificates reasonably acceptable to UBICS) representing all of the outstanding shares of Cobalt Stock to UBICS, UBICS shall (i) cause its transfer agent to deliver to the Shareholders certificates representing an aggregate of 334,384 of the Exchange Shares and (ii) cause its transfer agent to deposit into the Escrow (as defined below), certificates representing an aggregate of 100,000 of the Exchange Shares to secure the obligations of the Shareholders under Article VII below (the "ESCROW SHARES"). The Escrow Shares shall be held in and released from Escrow as and to the extent provided in the Escrow Agreement among UBICS, the Shareholders and Chase Manhattan Trust Company, National Association, as escrow agent (the "ESCROW AGENT"), in substantially the form attached hereto as Exhibit B (the "ESCROW AGREEMENT").

                  (c) Any and all outstanding options, warrants and other rights to purchase or acquire any shares of capital stock of Cobalt shall be cancelled and of no further force and effect.

                  (d) All of the shares of UBICS Common Stock previously issued and outstanding shall remain issued and outstanding and shall not be affected by the Exchange.

         1.02 Transfer Restrictions

                  (a) The Exchange Shares to be issued to the Cobalt Shareholders will not at the time of issuance be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), on the ground that the issuance thereof in the Exchange is exempt from registration pursuant to Section 4(2) thereof and/or Regulation D thereunder. The parties understand that the availability of such exemption is based in part upon the imposition of restrictions on the transfer of the Exchange Shares, upon certain information supplied to UBICS by Cobalt and the Shareholders and upon the representations of Cobalt and the Shareholders set forth in this Agreement. The Exchange Shares may not be transferred except pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements and compliance with applicable state securities law. The following legend will be placed on the certificates representing the Exchange Shares:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND SUCH SHARES MAY NOT BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN



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         EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND, IF AN EXEMPTION
         SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (b) Each Shareholder agrees that such Shareholder will not, directly or indirectly, without the prior written consent of UBICS, offer, sell, grant any option to purchase or otherwise dispose (or announce any offer, sale, grant of an option to purchase or other disposition) of any Exchange Shares received by such Shareholder until after the first anniversary of the Closing Date. UBICS agrees that it will promptly consent to a requested sale or transfer by a Shareholder of up to 20% of the Exchange Shares received by such Shareholder, provided such sale or transfer complies with the requirements of
Section 1.02(a).

                  (c) UBICS may instruct its transfer agent to place stop transfer orders against any transfer of the Exchange Shares in violation of this
Section 1.02.

         1.03 Waiver of Rights. Cobalt and the Shareholders each waives any and all preemptive rights, rights of first refusal and other similar rights which they may have to acquire the Cobalt Stock pursuant to the terms of the Shareholders Agreement dated as of March 10, 2000 by and among the Shareholders and Cobalt, as amended (the "SHAREHOLDERS AGREEMENT"), or any other agreement to which any of them are of party, provided however that upon the termination of this Agreement for any reason, such waiver shall be deemed null and void and of no force or effect.

         1.04 Payment of Fees and Expenses. At the Closing, UBICS shall pay those fees and expenses listed on Exhibit E hereto


                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND COBALT

                  Each of the Shareholders and Cobalt hereby jointly and severally represent and warrant to UBICS as follows:

         2.01. Organization and Qualification. Cobalt is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Cobalt is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its assets or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified has not resulted in, and is not likely to result in, a material adverse change in, or material adverse effect on, the assets, business, operations, financial condition or prospects of Cobalt (a "MATERIAL ADVERSE EFFECT"). Attached on Schedule 2.01 is a complete and correct copy of the Articles of Incorporation and By-Laws of Cobalt, as currently in effect.



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

         2.02. Authority and Authorization. Cobalt has the corporate power and authority to own, lease and operate its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents (as defined below) to which it is a party.

         2.03. Execution and Binding Effect. The Exchange, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby have been, and on the Closing Date will be, duly authorized and approved by the Board of Directors and shareholders of Cobalt, and, except as set forth on
Schedule 2.25, no other approvals or consents are required before Cobalt may duly execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. This Agreement has been, and on the Closing Date the other Transaction Documents will be, duly and validly executed and delivered by and constitutes (or upon such execution and delivery will constitute) the legal, valid and binding obligation of Cobalt enforceable against Cobalt in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (b) applicable equitable principles, whether considered in a proceeding at law or in equity and (c) reason of generally applicable public policy principles, considerations or limitations imposed or resulting from the exercise by any court of its discretion.

         2.04. No Breach, Default, Violation or Consent. Except as set forth on Schedules 2.04 and 2.25, the execution, delivery and performance by Cobalt and the Shareholders of this Agreement and the other Transaction Documents do not and will not:

                  (a) violate the articles of incorporation or by-laws of Cobalt;

                  (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Cobalt Agreement (as defined below) or Permit (as defined below) or of any contract, agreement, instrument or document to which any Shareholder is a party or by which any Shareholder or his assets are bound;

                  (c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a "GOVERNMENTAL ORDER") which names Cobalt or any Shareholder, or is directed to Cobalt or any Shareholder any of their respective assets;

                  (d) result in the creation of a Lien held by any third party on Cobalt's assets;

                  (e) violate any law, rule, regulation, ordinance or code of any governmental entity (each a "GOVERNMENTAL RULE") applicable to Cobalt or its business or assets; or

                  (f) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a "PERSON").



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

         2.05. Ownership and Control.

                  (a) The authorized capitalization of Cobalt consists of 1,000,000 shares of Common Stock and 200,000 shares of Preferred Stock. Exhibit A sets forth a correct and complete list of (i) the number of shares of Common Stock and of Preferred Stock issued and outstanding and (ii) the names of the record and beneficial owners of each share of Common Stock and Preferred Stock and the number of shares of Common Stock and Preferred Stock owned by such persons.

                  (b) All of the issued and outstanding shares of Cobalt's capital stock have been duly authorized and validly issued in compliance with applicable Governmental Rules relating to the issuance of securities and are fully paid and non-assessable. Except as otherwise disclosed on Schedule 2.05, there are no outstanding (i) options, warrants, agreements or other rights for the acquisition of shares of any of the unissued shares of Cobalt's capital stock, (ii) securities or other obligations of Cobalt which are convertible into or exchangeable for such shares or (iii) options, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on any of the Shareholders of Cobalt and which relate to the ownership, voting or transfer of any of such shares.

         2.06. Subsidiaries. Cobalt has no subsidiaries. As used in this Agreement, a "SUBSIDIARY" of a party hereto means any corporation, partnership, limited liability company, joint venture or other business entity with respect to which such party or any Subsidiary of such party is entitled, by reason of a direct or indirect ownership interest therein, to (a) elect a majority of the directors thereof or otherwise direct or cause the direction of the management and policies thereof or (b) receive a majority of the dividends and other distributions made thereby, in each case regardless of any contingency which does or may suspend or dilute such rights.

         2.07. Financial Statements; Liabilities.

                  (a) Cobalt. Attached on Schedule 2.07 are correct and complete copies of Cobalt's unaudited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 1999 and 1998, and the five month period ended May 31, 2000, (the "COBALT FINANCIAL STATEMENTS"). Except as disclosed on Schedule 2.07, the Cobalt Financial Statements present fairly the financial condition of Cobalt as at the end of the periods covered thereby and the results of its operations and the changes in its cash flows for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. Except as and to the extent otherwise disclosed in the Cobalt Financial Statements or on Schedule 2.07, Cobalt has no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (y) liabilities which are not required to be set forth on the Cobalt Financial Statements in accordance with GAAP, and (z) liabilities incurred in the ordinary course of business since May 31, 2000 (the "COBALT FINANCIAL STATEMENT DATE").

         2.08. Tax Matters. Except as otherwise disclosed on Schedule 2.08:

                  (a) all tax returns and reports required to be filed by Cobalt have been properly prepared and timely filed and were complete and correct when filed;

                  (b) Cobalt has paid, or has made adequate reserves on its books for the payment of, all Taxes (as defined below), interest, penalties, assessments and deficiencies shown to be due on such tax returns and reports or which Cobalt is required to withhold on behalf of any other Person;

                  (c) the reserves and provisions for Taxes on the books of Cobalt are adequate in all material respects for all open years and for its current fiscal period and properly classify such Tax obligations as either current or deferred;

                  (d) to the knowledge of Cobalt and the Shareholders there are no assessments of any additional Taxes on Cobalt by any governmental entity (whether or not reserved against);

                  (e) Cobalt is not currently being audited by any governmental entity, and no such audit is pending or, to the knowledge of Cobalt and the Shareholders, threatened;

                  (f) Cobalt has not made any tax elections which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time;

                  (g) Cobalt has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax;

                  (h) except as disclosed on Schedule 2.08, Cobalt is not a party to any agreement providing for the allocation or sharing of Taxes; and

                  (i) prior to March 10, 2000, Cobalt was at all times an "S Corporation" within the meaning of Section 1361(a) of the Code (an "S CORPORATION"), and a valid election under Section 1362 of the Code has been in effect with respect to Cobalt at all times for such period. A valid S corporation or similar election has been in effect with respect to Cobalt during such period in all relevant state and local jurisdictions in which Cobalt is subject to Tax. For such periods, the shareholders of Cobalt have filed in a timely fashion with all relevant Tax Authorities a consent to such S corporation or similar elections with respect to Cobalt. Cobalt has not been, and will not be, subject to tax under Section 1374 or Section 1375 of the Code for any taxable year ending on or prior to the Closing Date. Effective as of March 10, 2000, Cobalt's election to be an S Corporation pursuant to Section 1361(d) of the Code was revoked by its issuance of Preferred Stock to Bitter End Investments, L.L.C., and no other action needs to be taken to effect or maintain such revocation.

                  "TAXES" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, sue, service, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges imposed by a Tax Authority, whether computed on a separate consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX AUTHORITY" means the Internal Revenue Service (the "IRS") and any other federal, state or local domestic or foreign governmental authority responsible for the administration or collection of any Taxes;

         2.09. Litigation. There is no pending or, to the knowledge of Cobalt and the Shareholders, threatened investigation, action or proceeding ("ACTION") against Cobalt or any of its assets by or before any court, governmental entity or arbitrator.

         2.10. Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule 2.10 or in the Cobalt Financial Statements, since the Cobalt Financial Statement Date:

                  (a) Cobalt has not incurred any material obligation or liability except for obligations incurred in the ordinary course of business;

                  (b) no casualty, loss or damage has occurred with respect to Cobalt's assets, whether or not the same is covered by insurance, except for those casualties, losses or damages which would not, individually or in the aggregate, be reasonably expected to exceed $50,000;

                  (c) Cobalt has not sold, transferred, pledged, encumbered or otherwise disposed of any of its assets or any interest therein, or agreed to do any of the foregoing, except for sales of assets for aggregate proceeds not in excess of $10,000;

                  (d) Cobalt has not written off as uncollectible any of its accounts receivable, or written down the value of any of its assets, except in each case in the ordinary course of business consistent with past practice;

                  (e) Cobalt has not waived or released any of its material rights with respect to its business or assets or permitted any of such rights to lapse except to the extent that such actions are in the ordinary course of business or, in the exercise of Cobalt's reasonable business judgment, are otherwise in its best interests;

                  (f) no executive officer or other key employee of Cobalt has left his or her employment with Cobalt;

                  (g) Cobalt has not granted, and is not committed to grant, any salary or wage increases to any of its employees, except for individual salary or wage increases which will not exceed $15,000 in the twelve month period commencing on the date hereof;

                  (h) Cobalt has not made, or committed to make, any capital expenditures in excess of $20,000 in the aggregate;

                  (i) there has been no payment, discharge or other satisfaction of Cobalt's liabilities, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Cobalt Financial Statements or incurred in the ordinary course of business since the Cobalt Financial Statement Date;

                  (j) Cobalt has not introduced any material change with respect to its business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its marketing techniques or its accounting methods; and

                  (k) no Material Adverse Effect, and no event which is likely to result in a Material Adverse Effect, has occurred.

         2.11. Constituent Documents and Governmental Rules. Cobalt is in compliance, in all material respects, with (a) its charter and by-laws and (b) all Governmental Rules applicable to it, or its business or assets.

         2.12. Governmental Orders. Schedule 2.12 sets forth a correct and complete list of all Governmental Orders which name Cobalt or are directed to or apply to Cobalt or any of its respective assets. Cobalt is in compliance with all such Governmental Orders.

         2.13. Permits. Cobalt has all permits, licenses, franchises, certificates, authorizations, consents and approvals of governmental entities which are necessary for the ownership or operation of its business or the ownership, operation or use of any of its assets, except for those that the failure to hold, either individually or in the aggregate, would not result in a Material Adverse Effect (collectively, "PERMITS"). Such Permits are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Rules for Cobalt to carry on its business as now being conducted and to own, occupy or use their respective assets, except for those that the failure to hold, either individually or in the aggregate, would not result in a Material Adverse Effect. Cobalt has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Permit. Cobalt is in compliance in all material respects, with all Permits.

         2.14. Environmental Matters. Except as otherwise disclosed on Schedule 2.14:

                  (a) Cobalt is in compliance in all material respects with all applicable Environmental Rules (as defined below) which compliance includes, without limitation, the possession by Cobalt of permits and other governmental authorizations required under applicable Environmental Rules, and compliance with the terms and conditions thereof except where the failure to comply, either individually or in the aggregate, would not result in a Material Adverse Effect;

                  (b) Cobalt has not received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands, or notices by any person or entity alleging liability under or noncompliance with any Environmental Rule ("ENVIRONMENTAL CLAIMS");

                  (c) no Hazardous Substances (defined below) are being or have been generated, used, processed, treated, stored, released, transported or disposed of by Cobalt except in compliance with applicable Environmental Rules;

                  (d) to the knowledge of Cobalt and the Shareholders, no Hazardous Substances are present on or under any real property (including without limitation in any body of water located thereon or adjacent thereto or any groundwater located thereunder) now or previously owned, leased, occupied or used by Cobalt, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Rule; and

                  (e) to the knowledge of Cobalt and the Shareholders, no event has occurred and no condition exists with respect to Cobalt or its business or assets which has resulted in, or is likely to result in, any material liability, cost or expense to Cobalt under any applicable Environmental Rule, and Cobalt has not received any notice from any governmental entity or other Person of its intention to impose any such liability, cost or expense upon Cobalt.

         As used in this Agreement the following terms have the following meanings:

                  "ENVIRONMENTAL RULE" shall mean any Governmental Rule which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances, together with all rules, regulations and orders issued thereunder, as any of the same may be amended.

                  "HAZARDOUS SUBSTANCE" shall mean any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule, and shall specifically include, without limitation, any substance which (i) constitutes a "hazardous substance" under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or a "hazardous waste" under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (ii) exhibits any of the hazardous characteristics enumerated in 40 C.F.R. Sections 261.20-261.24, inclusive, (iii) constitutes any of those extremely hazardous substances referred to in Section 302 of the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, at 42 U.S.C. Section 11002, (iv) constitutes a hazardous material which, when transported, is subject to regulation by the United States Department of Transportation at 49 C.F.R. Parts 171-199 or (v) constitutes asbestos, urea formaldehyde, chlorinated biphenyls (polychlorinated or monochlorinated) or petroleum products.

         2.15. Real Property. Cobalt has sufficient title, leaseholds or rights to real property to conduct its business as currently conducted. Cobalt does not own or have the right to acquire any real property. Schedule 2.15 sets forth a correct and complete list of all leases, subleases and other agreements or rights pursuant to which Cobalt has the right to occupy or use any real property owned by others.

         2.16. Personal Property.

                  (a) Schedule 2.16 sets forth a correct and complete list of all leases and other agreements pursuant to which Cobalt leases any equipment, machinery, trade fixtures, tools, vehicles, computer hardware, computer software or furniture (collectively, "EQUIPMENT").

                  (b) Except as otherwise disclosed on Schedule 2.16, all Equipment owned or leased by Cobalt, is in good repair and operating condition, reasonable wear and tear excepted, and is generally suitable for the purposes for which it is used.

                  (c) Except as otherwise disclosed on Schedule 2.16, as of May 31, 2000 all accounts receivable of Cobalt (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions); (ii) to the knowledge of Cobalt and the Shareholders, are not subject to any material defenses, counterclaims or rights of setoff, (iii) have been billed and are generally due and payable within 60 days after billing, and (iv) are expected to be fully collectible in the ordinary course of business except, in the case of receivables arising prior to May 31, 2000, to the extent of the reserves set forth in the Cobalt Financial Statements.

         2.17. Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

         "COBALT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Cobalt.

         "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

         "COBALT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Cobalt.

                  (a) No material Cobalt Intellectual Property or product or service of Cobalt is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Cobalt, or which may affect the validity, use or enforceability of such Cobalt Intellectual Property.

                  (b) Schedule 2.17 is a complete and accurate list of all Cobalt Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Cobalt Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Cobalt Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

                  (c) Cobalt owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Cobalt Intellectual Property or other Intellectual Property used by Cobalt free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Cobalt is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Cobalt, including the sale of any products or the provision of any services by Cobalt.

                  (d) Cobalt owns exclusively, and has good title to, all copyrighted works that are Cobalt products or which Cobalt otherwise expressly purports to own.

                  (e) To the extent that any material Intellectual Property has been developed or created by a third party (i.e., independent contractors) for Cobalt, Cobalt has a written agreement with such third party with respect thereto and Cobalt thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

                  (f) Cobalt has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to Cobalt Intellectual Property, to any third party, except to those customers of Cobalt described on Schedule 7.02.

                  (g) The Disclosure Schedule lists all material contracts, licenses and agreements to which Cobalt is a party (i) with respect to Cobalt Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Cobalt.

                  (h) All material contracts, licenses and agreements relating to the Cobalt Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Cobalt is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Cobalt, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.

                  (i) The operation of the business of Cobalt as such business currently is conducted, including Cobalt's design, development, manufacture, marketing and sale of the products or services of Cobalt (including with respect to products currently under development) has not, does not and will not, to the knowledge of Cobalt and the Shareholders, infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

                  (j) Cobalt has not received notice from any third party that the operation of the business of Cobalt or any act, product or service of Cobalt, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                  (k) To the knowledge of Cobalt and the Shareholders, no person has or is infringing or misappropriating any Cobalt Intellectual Property.

                  (l) Cobalt has taken reasonable steps to protect Cobalt's rights in Cobalt's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Cobalt, and, without limiting the foregoing, Cobalt has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Cobalt have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Cobalt.

         2.18. Title to Assets. Except as otherwise disclosed on Schedule 2.18, Cobalt has (a) good and marketable title to all assets purported to be owned by it and (b) good leasehold title or license to all assets purported to be leased or licensed by it, in each case free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "LIENS"), except inchoate Liens for taxes not yet due and payable, Liens granted to landlords under applicable law, and Liens on assets in connection with indebtedness reflected on the Cobalt Financial Statements and except for any defects in title or Liens which, individually or in the aggregate, would not result in a Material Adverse Effect.

         2.19. Pension Plans. Cobalt does not maintain, nor has it previously maintained, any Pension Plan.

                  As used in this Agreement, the following terms have the following meanings:

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders issued thereunder, as any of the same may be amended.

                  "ERISA AFFILIATE" shall mean any trade or business which, together with Cobalt, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

                  "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (i) which is maintained for past or present employees of Cobalt or any of its ERISA Affiliates or (ii) to which Cobalt or any of its ERISA Affiliates made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

         2.20. Welfare Plans and Other Benefit Plans.

                  (a) Except as set forth on Schedule 2.20(a), Cobalt does not maintain any Welfare Plans (defined below). As used in this Section, "WELFARE PLAN" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (i) which is maintained for past or present employees of Cobalt or any of its ERISA Affiliates or (ii) to which Cobalt or its ERISA Affiliates made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

                  (b) Schedule 2.20(b) sets forth, and Cobalt has delivered or made available to UBICS copies or summaries of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, and arrangements, and all other employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Cobalt for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the "BENEFIT PLANS"). Except as disclosed in Schedule 2.20(b) or Exhibit E, all Benefit Plans are in compliance in all material respects with applicable Governmental Rules and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         2.21. Personnel Matters.

                  (a) Schedule 2.21 sets forth a correct and complete list of
(i) all directors and executive officers of Cobalt, (ii) all other employees of or consultants to Cobalt, (iii) the current job title or relationship to Cobalt of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the year ended December 31, 1999 and which each of them is expected by Cobalt to receive in the year ending December 31, 2000 and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of Cobalt.

                  (b) Except as otherwise disclosed on Schedule 2.21, Cobalt is not a party to any written employment, consulting, noncompete or similar agreement with any Person.

                  (c) Except as otherwise disclosed on Schedule 2.21, (i) no employees of Cobalt are represented by any labor union or similar organization,
(ii) Cobalt is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition filed a petition seeking a representation proceeding, or given any Cobalt Company notice of any intention to hold an election of a collective bargaining representative at any time during the past three years.

                  (d) Except as otherwise disclosed on Schedule 2.21, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of Cobalt currently exists or, to the best of Cobalt's and the Shareholder's knowledge, is threatened and (ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices or the violation of any Governmental Rule relating to employment or labor practices is pending against Cobalt or, to the best of Cobalt's and the Shareholders' knowledge, threatened against Cobalt.

                  (e) Except as set forth on Schedule 2.21, Cobalt has complied in all material respects with all Governmental Rules pertaining to the employment and terminating of employees, the hiring and terminating of contractors and sub-contractors, and the immigration and employment of foreign nationals, including, without limitation all such Governmental Rules relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, wages and hours, independent contractor classification, withholding requirements, worker's compensation or other similar employment or hiring practices or acts, and Cobalt is not engaged in any unfair labor practices or is a party to any Action involving a violation or alleged violation of any of the foregoing Governmental Rules.

         2.22. Insurance. Schedule 2.22 sets forth a correct and complete list of all insurance policies of which Cobalt is the owner, insured or beneficiary (the "INSURANCE POLICIES") and indicates for each such policy any pending claims thereunder. Cobalt has provided UBICS access to complete and correct copies of all Insurance Policies and all other general liability and product liability insurance policies covering Cobalt since January 1, 1998. There is no default with respect to any material provision contained in any of the Insurance Policies, nor has there been any failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by any such policy. Except as otherwise disclosed on Schedule 2.22: (i) all premiums under the Insurance Policies which were due and payable on or prior to the date hereof have been paid in full; and (ii) Cobalt has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy.

         2.23. Indebtedness.

                  (a) Schedule 2.23 sets forth a complete list of all agreements, documents, instruments and securities which are currently in effect and which create, evidence or secure any indebtedness of Cobalt (exclusive of trade payables) or pursuant to which Cobalt has guaranteed any indebtedness or other obligations of any other Person or has any other contingent liability.

                  (b) Schedule 2.23 sets forth a correct and complete list of all outstanding trade payables of Cobalt owed to any single vendor which, individually or in the aggregate, exceed $30,000 and payment of which is more than 60 days overdue and, with respect to any trade payables which have not been paid due to a dispute with a vendor, identifies the nature of such dispute.

         2.24. Other Material Agreements. All written agreements and contracts to which Cobalt is a party or by which Cobalt or any of its assets are bound are set forth on Schedule 2.24 other than (a) agreements listed on any of Schedule
2.04 through Schedule 2.23, (b) agreements involving the payment by or to Cobalt, or creating any liability of Cobalt (whether direct or indirect, fixed or contingent), of less than $10,000 over the term thereof, and (c) agreements which are cancelable by Cobalt on 30 days' notice or less without any material liability to Cobalt. The agreements and contracts to which Cobalt is a party listed on Schedules 2.04 through 2.24 are referred to herein as the "COBALT AGREEMENTS".

         2.25. Status of Cobalt Agreements. Each Cobalt Agreement is in full force and effect and is enforceable against Cobalt and, to the knowledge of Cobalt and the Shareholders, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (b) applicable equitable principles, whether considered in a proceeding at law or in equity and (c) reason of generally acceptable public policy principles, consideration or limitations imposed by or resulting from the exercise by any court of its discretion. Cobalt is in compliance with each Cobalt Agreement to which it is a party, except, in each case, for such non-compliance as does not (x) constitute a breach or default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) thereunder, (y) give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment thereof or (z) cause, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of Cobalt and the Shareholders, all other parties to such Cobalt Agreements are in material compliance with the terms thereof. Except as otherwise disclosed on Schedule 2.04 or 2.25, no consent of any other Person party to such Cobalt Agreements is required in connection with the Exchange.

         2.26. Transactions with Affiliates. Except as otherwise disclosed on
Schedule 2.26: (a) none of the customers, suppliers, or contractors of Cobalt are Affiliates (defined below) of Cobalt or any of their respective officers, directors or shareholders; (b) none of Cobalt's assets are owned or used by or leased to any Affiliates of Cobalt or any of their respective officers, directors or shareholders; (c) no Affiliate of Cobalt or any of its officers, directors or shareholders is a party to any Cobalt Agreement; and (d) no Affiliate of Cobalt or any of their respective officers, directors or shareholders provides any legal, accounting or other services to Cobalt. As used in this Agreement the term "AFFILIATE" means, with respect to any Person, (i) any director, officer, partner or principal of such Person, (ii) any other Person of which such Person is a director, officer, partner or principal, (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, such Person and (iv) with respect to any Person described above who is a natural person, any spouse, parent, grandparent, child or grandchild of such Person, and the term "control" shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         2.27. Customers and Suppliers. Schedule 2.27 sets forth a correct and complete list of each of the customers and suppliers of Cobalt whose purchases from or sales to Cobalt constituted five percent or more of Cobalt's net sales or net purchases, respectively, during the fiscal year ended December 31, 1999 or during the five months ended May 31, 2000, (collectively "MATERIAL CUSTOMERS AND SUPPLIERS") and indicates with respect to each the name of the party and the respective dollar volume. Cobalt is not required to provide any material bonding or other financial security arrangements in connection with any transactions with any of the Material Customers and Suppliers.

         2.28. Brokers. Except as described in Section 1.03, neither Cobalt nor any of the Shareholders has employed or retained, or have any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

         2.29. Bank Accounts. Schedule 2.29 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Cobalt maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         2.30. Delivery of Documents; Accurate Disclosure. Cobalt has previously made available to UBICS correct and complete copies or forms of each Cobalt Agreement. None of the information furnished or to be furnished by Cobalt and the Shareholders to UBICS or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Cobalt and the Shareholders set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or
(c) omits or will omit any statement of material fact necessary to make the same not misleading.


                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder, severally and not jointly, hereby represents and warrants to UBICS as follows:

         3.01. Investor Status. The Shareholder, if a resident of the United States, either (a) is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act or (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of acquiring the UBICS Common Stock pursuant to this Agreement. The Shareholder resides at the address shown on Exhibit A.

         3.02. Title to Capital Stock. The Shareholder has good and marketable title to the shares of Cobalt Stock shown on Exhibit A as owned by the Shareholder, free and clear of any and all Liens. The Shareholder is not a party to or bound by any option, sale agreement, shareholder agreement, pledge, proxy, voting trust, power of attorney, restriction on transfer or other agreement or instrument which relates to the ownership, voting or transfer of any shares of Cobalt Stock owned by the Shareholder except for those certain agreements described on Schedule 2.26. The Shareholder has the sole and absolute right, power and authority to sell, assign and transfer such Cobalt Stock as provided in this Agreement. UBICS will acquire good and unencumbered title to such Cobalt Stock, free and clear of all Liens, and not subject to any adverse claim when acquired by UBICS pursuant to this Agreement.

         3.03. Authorization of Transaction. The Shareholder has the full right, power and authority (i) to execute and deliver this Agreement and each of the other Transaction Documents to which he is a party, and (ii) to perform the Shareholder's obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which the Shareholder is a party constitute the valid and legally binding obligations of the Shareholder, enforceable against him in accordance with their respective terms, except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect, (b) applicable equitable principles, whether considered in a proceeding at law or in equity, and (c) reason of generally applicable public policy principles, considerations or limitations imposed by or resulting from the exercise by any court of its discretion.

         3.04. No Violation. The Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Agency which would prevent the execution, delivery or performance of this Agreement or any other Transaction Document by him.

         3.05. Investment Intent. The Shareholder (i) is acquiring the UBICS Common Stock pursuant to the Exchange solely for his own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act; and (ii) has had access to all UBICS SEC Documents (as defined below), and has had the opportunity to obtain such additional information as he deemed necessary in order to evaluate the merits and risks inherent in acquiring and holding the UBICS Common Stock.

         3.06. No Breach, Default, Violation or Consent. The execution, delivery and performance by the Shareholder of this Agreement, and the other Transaction Documents to which he is a party do not and will not:

                  (a) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which the Shareholder is a party or by which the Shareholder or his assets are bound;

                  (b) breach or otherwise violate any Governmental Order which names the Shareholder, or is directed to the Shareholder or any of his assets;

                  (c) result in the creation of a Lien held by any third party on any of his shares of Cobalt Stock;

                  (d) violate any Governmental Rule applicable to the Shareholder; or

                  (e) except as set forth on Schedule 2.04 and 2.25, require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF UBICS

                  UBICS hereby represents and warrants to Cobalt and the Shareholders as follows:

         4.01. Organization and Qualification. UBICS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. UBICS is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its assets or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified has not resulted in, and is not likely to result in, a material adverse change in, or material adverse effect on, the assets, business, operations, financial condition or prospects of UBICS taken as a whole.

         4.02. Authority and Authorization. UBICS has the corporate power and authority to own, lease and operate its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents.

         4.03. Execution and Binding Effect. The Exchange, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, have been, and on the Closing Date will be, duly authorized and approved by UBICS' Board of Directors, and no other approvals are required before UBICS may duly execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents. This Agreement has been and on the Closing Date the other Transaction Documents will be, duly and validly executed and delivered by UBICS and constitutes (or upon such execution and delivery will constitute) legal, valid and binding obligations of UBICS enforceable against UBICS in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (b) applicable equitable principles, whether considered in a proceeding at law or in equity, and (c) reason of generally applicable public policy principles, considerations or limitations imposed by or resulting from the exercise by any court of its discretion.

         4.04. No Breach, Default, Violation or Consent. The execution, delivery and performance by UBICS of this Agreement and the other Transaction Documents do not and will not:

                  (a) violate the Certificate of Incorporation or by-laws of UBICS;

                  (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which UBICS is a party or by which it or any of its properties or assets may be bound;

                  (c) breach or otherwise violate any Governmental Order which names UBICS or is directed to UBICS or any of its assets;

                  (d) result in the creation of a Lien held by any third party on any of UBICS' assets;

                  (e) violate any Governmental Rule applicable to any of UBICS or respective its business or assets; or

                  (f) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

         4.05. Capitalization. The authorized capitalization of UBICS consists of (i) 20,000,000 shares of UBICS Common Stock, of which 6,579,800 shares are issued and outstanding and

(ii) 2,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of UBICS Common Stock have been duly authorized and validly issued in compliance with applicable Governmental Rules relating to the issuance of securities and are fully paid and non-assessable. The shares of UBICS Common Stock to be issued in the Exchange, when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued in compliance with applicable United States federal and state Governmental Rules relating to the issuance of securities, fully paid and nonassessable, and the issuance of all such shares is not subject to any preemptive rights.

         4.06. Securities Matters and Financial Statements.

                  (a) UBICS has filed with the SEC, and has heretofore made available to Cobalt and the Shareholders true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since September 1, 1997 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "UBICS SEC DOCUMENTS"), which are all the documents (other than preliminary material) that UBICS, or any present or former Subsidiary of UBICS, was required to file with the SEC since such date. As of their respective filing dates, the UBICS SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the UBICS SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment, the UBICS SEC Documents, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The financial statements (including the related notes) of UBICS included in the UBICS SEC Documents (the "UBICS FINANCIAL STATEMENTS") comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, present fairly the financial condition of UBICS and its consolidated Subsidiaries as at the end of the periods covered thereby and the results of its consolidated operations and the changes in its consolidated cash flows for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject, in the case of the unaudited interim statements, to year-end audit adjustments (which are not expected to be material except as otherwise disclosed on Schedule 4.06) and the lack of footnotes and other presentation items. Except as and to the extent otherwise disclosed in the UBICS SEC Documents, the UBICS Financial Statements or on Schedule 4.06, UBICS and its consolidated Subsidiaries have no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (y) liabilities which are not required to be set forth on the UBICS Financial Statements in accordance with GAAP, and (z) liabilities incurred in the ordinary course of business since March 31, 2000.

         4.07. Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule 4.07, in the UBICS SEC Documents or in the UBICS Financial Statements, since

March 31, 2000, there has not been (i) any material adverse change in the financial condition or results of operations of UBICS and its subsidiaries taken as a whole, (ii) any split, combination or reclassification of any of UBICS' capital stock, (iii) any material change by UBICS in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iv) any deduction or payment of any dividend or other distribution or (v) any action taken or entered into by UBICS outside of the ordinary course of business.

         4.08. Litigation. There is no pending or, to UBICS' knowledge, threatened Action against UBICS or any of its assets by or before any court, governmental entity or arbitrator which, if decided adversely to UBICS, would have a material adverse effect on the assets, business, results of operations, financial condition or prospects of UBICS (a "UBICS MATERIAL ADVERSE EFFECT").

         4.09. Investor Status. UBICS is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.

         4.10. Delivery of Documents; Accurate Disclosure. None of the information furnished or to be furnished by UBICS or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of UBICS set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, when considered as a whole together with the UBICS SEC Documents, (a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.

         4.11. Solvency. UBICS is and through the Closing Date will be solvent. "SOLVENT" shall mean, for purposes of application of this provision, that (i) the fair salable value of UBICS's property is in excess of the total amount of its debts; and (ii) UBICS is generally able to pay its debts as they mature.

         4.12. Price Stabilization. Neither UBICS nor to its knowledge any of its officers, directors or Affiliates has taken, directly or indirectly, any action designed to cause or result in, or which constituted, the stabilization or manipulation of the price of the outstanding common stock or any other outstanding securities of UBICS.

         4.13. NASD Compliance. UBICS has complied with the reporting and other requirements of the National Association of Securities Dealers to have its common stock listed on Nasdaq.

                                    ARTICLE V
                             POST CLOSING COVENANTS

         5.01. Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to UBICS and Cobalt. Thereafter, neither UBICS, Cobalt nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Exchange, this Agreement or the other transactions contemplated hereby (including, without limitation, the failure to execute this Agreement or the failure to consummate the transactions contemplated hereby) without the prior agreement of the other party (which shall not be unreasonably withheld or delayed), except as may be required by law or by the NASDAQ National Market ("NASDAQ"), in which case each party will use reasonable efforts to consult with the other party prior to any such issuance.

         5.02. Best Efforts; Notification.

                  (a) The parties agree to use their reasonable best efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be necessary or advisable, or as shall be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to take all reasonable actions necessary in order to (i) obtain any consent or approval of any third party, including without limitation any governmental entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby and (ii) comply with the requirements of federal and state securities and Blue Sky laws with respect to the securities to be issued pursuant to this Agreement.

                  (b) Cobalt shall give prompt notice to UBICS of (i) the occurrence of any Material Adverse Effect, and (ii) the occurrence or failure to occur of an event that would, or with the lapse of time would, reasonably be expected to cause any condition to the consummation of the Exchange not to be satisfied.

                  (c) UBICS shall give prompt notice to Cobalt and the Shareholders of (i) the occurrence of any UBICS Material Adverse Effect, and
(ii) the occurrence or failure to occur of an event that would, or with the lapse of time would, reasonably be expected to cause any condition to the consummation of the Exchange not to be satisfied.

         5.03. Tax-Free Reorganization. Each of the parties to this Agreement shall use its best reasonable efforts to cause the Exchange to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code.

         5.04. Confidentiality.

                  (a) As used in this Section, the "CONFIDENTIAL INFORMATION" of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

                  (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

                  (c) Notwithstanding subsection (b) above, each of the parties shall be permitted to:

                           (i) disclose Confidential Information of the other
party to its officers, directors, employees, equity holders, lenders, agents, accountants, attorneys and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

                           (ii) make additional disclosures of or use for its
own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement;

                           (iii) disclose Confidential Information of the other
party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subparagraph, the party required to make such disclosure (the "DISCLOSING PARTY") shall notify the other party (the "AFFECTED PARTY") of the same, and the Affected Party shall have the right to participate with the Disclosing Party in determining the amount and type of Confidential Information of the Affected Party, if any, which must be disclosed in order to comply with Governmental Rules; and

                           (iv) in the case of Candace Wade and Victor Pariso,
utilize and disclose Confidential Information of UBICS after the Closing as necessary to perform their duties as employees of Cobalt.

         5.05. Nasdaq Listing. UBICS shall prepare and file with the National Association of Securities Dealers the required documents and make payment of the required fees for the listing on Nasdaq of the shares of UBICS Common Stock to be issued to the Shareholders pursuant to the Exchange.

         5.06. Release of Guarantees. At or within 30 days following the Closing, UBICS shall issue its guaranty of those obligations of Cobalt listed on Annex 5.11 (the "GUARANTEED OBLIGATIONS") and shall use its reasonable commercial efforts to cause the obligees of such Guaranteed Obligations to release the guarantees of such Guaranteed Obligations issued by the Shareholders. In the event that UBICS has not caused the full release of the guarantors of any Guaranteed Obligations within thirty (30) days following the Closing Date, then within forty-five (45) days following the Closing Date, UBICS shall, or shall cause Cobalt to, fully repay the outstanding balance of such Guaranteed Obligations regardless whether such balance is then due and payable.

         5.07. Securities Law Compliance. From and after the Closing Date, the Company shall:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                  (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                  (c) furnish to any Shareholder promptly upon its written request therefor (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act and (ii) and such reports and documents as may have been filed by the Company with the SEC, as may be reasonably requested by any Shareholder in availing such Shareholder of any rule or regulation of the SEC permitting the selling of any such securities without registration.

         5.08. Cobalt Board of Directors. Following the Closing, UBICS shall take such action as shall be necessary to elect to, and maintain on, the Board of Directors of Cobalt, two representatives of the Shareholders. Such representatives may be any two of Victor Pariso, Jr., Candace M. Wade and David Field, as chosen by the Shareholders. The obligation of UBICS to elect and maintain one of such representatives of the Shareholders on the Board of Directors of Cobalt shall terminate when either of the following events to occur: (a) the Shareholders collective ownership of UBICS Common Stock represents less than 4% of the total issued and outstanding shares of UBICS Common Stock or (b) Candace M. Wade or Victor Pariso, Jr. cease to be employed by Cobalt, UBICS or any of their respective affiliates. Thereafter, the obligation of UBICS to maintain the other of such representatives of the Shareholders on the Board of Directors of Cobalt shall terminate upon the occurrence of the later of (a) and (b) described above.

         5.09. Registration Rights. In the event that, in connection with a future acquisition in which UBICS issues shares of its common stock, UBICS grants registration rights (whether demand, piggy-back or otherwise) with respect to some or all of such shares, UBICS shall also grant to the Shareholders comparable and pro rata piggy-back registration rights with respect to the UBICS Common Stock issued pursuant to this Agreement.

                                   ARTICLE VI
                         CLOSING AND CLOSING CONDITIONS

         6.01. Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at 2:00 p.m., local time, on July 5, 2000 (the "CLOSING DATE"), at the offices of Pepper Hamilton LLP, One Mellon Bank Center, 50th Floor, 500 Grant Street, Pittsburgh, Pennsylvania 15219, unless another time, date or place is agreed to in writing by the parties hereto.

         6.02. Conditions Precedent to Obligations of UBICS. The obligations of UBICS hereunder to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent (unless otherwise waived by UBICS):

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Cobalt and the Shareholders set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, except as otherwise contemplated or permitted by the terms of this Agreement.

                  (b) Performance and Compliance. Cobalt and the Shareholders shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them hereunder on or prior to the Closing Date.

                  (c) Consents and Approvals. All authorizations, approvals or consents required to permit the consummation of the Exchange and the other transactions contemplated hereby shall have been obtained and be in full force and effect.

                  (d) Litigation. There shall be no pending or threatened action by or before any governmental entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against UBICS by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

                  (e) Material Adverse Effect. No event shall have occurred and no condition shall exist which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Material Adverse Effect.

                  (f) Officer's Certificate. Cobalt shall have delivered to UBICS a certificate of its President dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c), (d) and (e) above have been met.

                  (g) Secretary's Certificate. Cobalt shall have delivered to UBICS a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and by-laws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors and shareholders approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and (iii) the incumbency and signatures of the officers of Cobalt authorized to execute and deliver this Agreement and the other Transaction Documents to which Cobalt is a party on behalf of Cobalt.

                  (h) Good Standing Certificate. Cobalt shall have delivered to UBICS a certificate of the Secretary of State of the State of Arizona dated as of a recent date, as to the legal existence and good standing of Cobalt.

                  (i) Opinion of Counsel. Cobalt shall have delivered to UBICS an opinion of Gammage & Burnham dated the Closing Date and in substantially the form attached hereto as Exhibit F.

                  (j) Other Transaction Documents. Cobalt and any other parties thereto (other than UBICS) shall have executed and delivered to UBICS the Escrow Agreement (together with this Agreement, and the agreements referred to in Sections 6.02(l) and (m), the "TRANSACTION DOCUMENTS").

                  (k) No Registration of Securities. The issuance of the Exchange Shares shall be exempt from the registration requirements of the Securities Act and applicable state securities laws.

                  (l) Employment Agreements. Employment agreements between Cobalt and each of Victor Pariso, Jr. and Candace M. Wade each dated as of the Closing Date and in substantially the forms of Exhibits C-1 and C-2, shall have been executed and delivered by the parties thereto (the "EMPLOYMENT AGREEMENTS").

                  (m) Non-Competition Agreement. Bitter End Investments, L.L.C. shall have entered into a non-competition agreement with UBICS and Cobalt in the form of Exhibit D.

         6.03. Conditions Precedent to Obligations of Cobalt and the Shareholders. The obligations of Cobalt and the Shareholders hereunder to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent (unless otherwise waived by Cobalt and the Shareholders):

                  (a) Accuracy of Representations and Warranties. The representations and warranties of UBICS set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date.

                  (b) Performance and Compliance. UBICS shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

                  (c) Consents and Approvals. All authorizations, approvals or consents required to permit the consummation of the Exchange and the other transactions contemplated hereby shall have been obtained and be in full force and effect.

                  (d) Litigation. There shall be no pending or threatened action by or before any governmental entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against Cobalt by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

                  (e) Officer's Certificate. UBICS shall have delivered to Cobalt a certificate of its President dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c) and (d) above have been met.

                  (f) Secretary's Certificate. UBICS shall have delivered to Cobalt a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its certificate of incorporation and by-laws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and (iii) the incumbency and signatures of the officers of UBICS authorized to execute and deliver this Agreement and the other Transaction Documents to which UBICS is a party on behalf of UBICS.

                  (g) Good Standing Certificate. UBICS shall have delivered to Cobalt a certificate of the Secretary of State of the State of Delaware dated as of a recent date, as to the legal existence and good standing of UBICS.

                  (h) Other Transaction Documents. UBICS and any other parties thereto (other than Cobalt and the Shareholders) shall have executed and delivered to Cobalt the Escrow Agreement and the other Transaction Documents to which they are parties.

                  (i) Employment Agreements. UBICS shall have executed and delivered the Employment Agreements.

                  (j) Opinion of Counsel. UBICS shall have delivered to Cobalt an opinion of Pepper Hamilton LLP dated the Closing Date and in substantially the form attached hereto as Exhibit G.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.01. Survival of Representations and Warranties. The representations and warranties of Cobalt, the Shareholders and UBICS contained in Articles II, III and IV shall survive the Closing until the Escrow Termination Date (as defined below).

         7.02. Indemnification.

                  (a) The Shareholders, jointly and severally, shall indemnify UBICS and its Affiliates and their respective officers, directors, employees, agents, and representatives (the "UBICS INDEMNIFIED PARTIES") against, and agree to hold the UBICS Indemnified Parties harmless from, any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation) ("LOSSES") incurred or suffered by them relating to or arising out of or in connection with any of the following:

                           (i) any breach of or any inaccuracy in any
representation or warranty made by Cobalt or any Cobalt Shareholder in this Agreement, the other Transaction Documents or any other document delivered at the Closing;

                           (ii) any breach of or failure by Cobalt or any Cobalt
Shareholder to perform any covenant or obligation of such parties set out or contemplated in this Agreement, the other Transaction Documents or any other document delivered at the Closing (unless such breach or failure was waived by UBICS); or

                           (iii) any claim of rights to Intellectual Property by
any of the parties identified on Schedule 7.02 or their successors or assigns arising from or relating to agreements between such parties and Cobalt made prior to the Closing.

                  (b) UBICS shall indemnify the Shareholders and each of their respective officers, managers, employees, representatives, agents, heirs, representatives, administrators, successors and assigns (the "COBALT INDEMNIFIED PARTIES") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

                           (i) any breach of or any inaccuracy in any
representation or warranty made by UBICS in this Agreement, the other Transaction Documents or any other document delivered at the Closing; or

                           (ii) any breach of or failure by UBICS to perform any
covenant or obligation of UBICS set forth or contemplated in this Agreement, the other Transaction Documents or any other document delivered at the Closing.

         7.03 Claims. The provisions of this Section shall be subject to Section
7.04. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the party claiming indemnification (the "INDEMNIFIED PERSON") shall promptly give notice to the Party or Parties from whom indemnification is requested (the "INDEMNIFYING PERSONS") (and, if a UBICS Indemnified Party is the Indemnified Person, the Escrow Agent) of such claim and the amount the Indemnified Person reasonably believes such Indemnified Person will be entitled to receive hereunder from the Indemnifying Persons; provided, however that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Persons of their obligations under this Article VII, except to the extent (if any) that the Indemnifying Persons shall have been prejudiced thereby. If the Indemnifying Persons do not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover from the Indemnifying Person (and, if a UBICS Indemnified Party is the Indemnified Person, the Escrow Agent) within five Business Days after such 30 day period, the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 7.02 or 7.03). If the Indemnifying Persons agree that they have an indemnification obligation, but object in writing that they are obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Persons (and, if a UBICS Indemnified Party is the Indemnified Person, the Escrow Agent) within five Business Days of the receipt of such objection, the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

         7.04. Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Persons and the Escrow Agent of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person not a party hereto in respect of which indemnity may be sought under this Agreement; provided, however that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Persons of their obligations under this
Article VII, except to the extent (if any) that the Indemnifying Persons shall have been prejudiced thereby. The Indemnifying Persons may, at their own expense participate in the defense of any claim, suit, action or proceeding, provided, however that (i) the Indemnifying Persons' counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Persons shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Persons assume such defense, the Indemnified Person shall have the right (but not the obligation) to participate as counsel of record in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Persons. If, however, the Indemnified Persons reasonably determine in their judgment that representation by the Indemnifying Persons' counsel of both the Indemnifying Persons and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding, and the Indemnifying Persons shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Persons choose to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         7.05. Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Persons, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 7.04 shall also be binding upon the Indemnifying Persons or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The party defending the claim shall give the other party at least 30 calendar days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the other party may reject such proposed settlement or compromise; provided, however that from and after such rejection, the other party shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and shall be responsible for any and all Losses in connection therewith in excess of the amount of the proposed settlement amount.

         7.06. Failure of Indemnifying Person to Act. In the event that the Indemnifying Persons do not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Persons of their obligations hereunder.

         7.07. Escrow. If during the duration of the Escrow Agreement, a UBICS Indemnified Party is entitled to receive an indemnification amount from the Shareholders pursuant to this Agreement, such amount shall be satisfied to the extent possible by a transfer to the Indemnified Party by the Escrow Agent of a portion of the Holdback Escrow Shares, pursuant to the Escrow Agreement. The number of shares of UBICS Common Stock to be transferred by the Escrow Agent to the UBICS Indemnified Party shall be based on a value per share equal to the closing sales price of the shares of UBICS Common Stock as reported on Nasdaq on the Closing Date (the "CLOSING PRICE"). Pursuant to the Escrow Agreement, the remaining balance of the Holdback Escrow Shares shall be released to the Shareholders on the first anniversary of the Closing Date (the "ESCROW TERMINATION DATE"), except if and to the extent claims have been asserted by UBICS against the Shareholders, in which case an appropriate portion of the Holdback Escrow Shares shall remain in Escrow until such claims are finally resolved.

         7.08. Duration of Indemnification Obligations. Claims for indemnification under this Article may only be asserted until the Escrow Termination Date.

         7.09. Indemnification Threshold, Cap and Payment.

                  (a) Notwithstanding any other provision hereof, but subject to the last sentence of this Section 7.09(a), neither party shall have any indemnification obligations under this Article unless and until the claims asserted against such party exceed $50,000 in the aggregate (the "THRESHOLD AMOUNT"); thereafter, such party shall be liable for all indemnification claims properly asserted against it, in excess of the Threshold Amount. The

Threshold Amount shall not be applied (and shall in no way limit the full liability of UBICS with respect) to any claim asserted by Cobalt or the Shareholders against UBICS relating to any failure of UBICS to perform any covenant or obligation set forth or contemplated herein or in any Transaction Document, including without limitation failure of UBICS to perform as set forth in Article 5.

                  (b) The maximum aggregate indemnification obligations of either party under Section 7.02 shall not exceed (i) the product of (A) the total number of Exchange Shares times (B) the Closing Price, plus (ii) the aggregate amount of fees, expenses and other payments set forth on Exhibit E.

                  (c) Subject to Section 7.07, the indemnification obligations of the Shareholders under Section 7.02 may be satisfied, at the option of the Shareholders, by the transfer to UBICS of Exchange Shares valued at the Closing Price, by the payment to UBICS of cash, or by a combination of the two.


                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         8.01. Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

         8.02. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties.

         8.03. Counterparts; Telefacsimile Execution. This Agreement and all agreements, certificates and documents to be delivered in connection herewith (each an "INSTRUMENT") may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of an Instrument by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of an Instrument. Any party delivering an executed counterpart of an Instrument by telefacsimile also shall deliver a manually executed counterpart of such Instrument, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of such Instrument.

         8.04. Entire Agreement. This Agreement, together with the other agreements referred to herein and the schedules and exhibits attached hereto, contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

         8.05. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents.

         8.06. Further Assurances. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

         8.07. Governing Law. This Agreement shall be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         8.08. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

                  (a) shall be in writing;

                  (b) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

                  (c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

                  All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to Cobalt:                               with a copy to:

Cobalt Creative, Inc.                       Gammage & Burnham PLC
15300 N. 90th Street, Suite 700             Two North Central Avenue, 18th Floor
Scottsdale, AZ  85260                       Phoenix, AZ  85004
Attn:  President                            Attn:  Daniel A. Larson
Telecopier No.:  480.367.8656               Telecopier No.: 602.256.4475

If to the Shareholders:                     With a copy to:

To each of the addresses set forth          Cynthia Y. McCoy
on Exhibit A                                2929 North Central, Suite 1500
                                            Phoenix, AZ  85012
                                            Telecopier No.: 602.263.3665

If to UBICS:                                With a copy to:

UBICS, Inc.                                 Pepper Hamilton LLP
333 Technology Drive, Suite #210            One Mellon Bank Center, 50th Floor
Canonsburg, PA  15317                       500 Grant Street
Attn:  President                            Pittsburgh, PA  15219
Telecopier No.:  (724) 746.9597             Attn:  David J. Lowe
                                            Telecopier No.:  (412) 281.0717

         8.09. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         8.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective legal representatives, heirs, successors and permitted assigns.

         8.11. Waivers. The due performance or observance by the parties of their respective obligations hereunder and under the other Transaction Documents shall not be waived, and the rights and remedies of the parties hereunder and under the other Transaction Documents shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any other Transaction Document may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing. Notwithstanding the foregoing, a party which elects to close despite the failure of a condition to its obligation to close being satisfied, shall be deemed to have waived such condition.

         8.12 Arbitration. Any claim, controversy or dispute arising between the parties with respect to this Agreement (a "DISPUTE"), to the maximum extent allowed by applicable law, shall be submitted to and finally resolved by binding arbitration. Either party may file a written Demand for Arbitration with the American Arbitration Association's Pittsburgh Pennsylvania or Phoenix, Arizona Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The venue for the arbitration shall be the office of the American Arbitration Association where the Demand for Arbitration is filed. The arbitration shall be conducted before a panel of three arbitrators selected as follows:. Within 15 business days after a Demand for Arbitration is filed, each party shall select an arbitrator and, within 10 business days after the end of such 15-day period, such two arbitrators shall select a third arbitrator. Each arbitrator must either have professional experience relating to the business or legal aspects of the subject of the arbitration or be a retired judge. No arbitrator shall (i) have any material interest in the result of the arbitration or (ii) be, or shall ever have been, an Affiliate, equity holder or creditor of, or an attorney, accountant, agent or consultant for, any party to such arbitration proceeding. The arbitrators shall meet promptly, fix the time, date and place of the hearing and notify the parties. The parties shall stipulate that the arbitration hearing shall last no longer than five business days. A majority of the panel shall render a decision within 10 days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest. The panel of arbitrators shall promptly transmit an executed copy of its decision to the parties. The decision of the arbitrators shall be final, binding and conclusive upon the parties. Each party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section, any Dispute in which a party seeks equitable relief may be brought in any court having jurisdiction. The obligations of the parties under this Section shall be specifically enforceable and shall survive any termination of this Agreement.

         8.13. Knowledge. To the knowledge of a party with respect to the subject matter of its representations and warranties contained herein shall only include matters about which such party had actual knowledge with respect to the subject matters of said representations and warranties which arose prior to the date such representations and warranties are made hereunder.

                            [SIGNATURE PAGE FOLLOWS]

         SIGNATURE PAGE TO ACQUISITION AND STOCK EXCHANGE AGREEMENT


                                   COBALT CREATIVE, INC.


                                   By: /s/ Candace M. Wade
                                      ---------------------------------------
                                         Candace M. Wade, President

                                   UBICS, INC.



                                   By: /s/ Babu Srinivas
                                      ---------------------------------------
                                         Babu Srinivas, Vice President, Finance
                                         and Accounting

                                   SHAREHOLDERS:


                                   /s/ Victor Pariso, Jr.
                                   ------------------------------------------
                                   Victor Pariso, Jr.


                                   /s/ Candace M. Wade
                                   ------------------------------------------
                                   Candace M. Wade

                                   BITTER END INVESTMENTS L.L.C.


                                   By: /s/ David Field
                                      ---------------------------------------

                                   Title:
                                         ------------------------------------

                                                                       Exhibit A


                               COBALT SHAREHOLDERS



                                                                          Shares of UBICS                            Shares of UBICS
                                 Shares of Cobalt    Shares of Cobalt       Common Stock        Shares of UBICS       Common Stock
                                   Common Stock      Preferred Stock       to be Received         Common Stock        Deposited in
Name and Address                       Owned              Owned           in the Exchange     Delivered at Closing       Escrow
----------------                       -----              -----           ---------------     --------------------       ------

Victor Pariso, Jr                      50,000              0                   144,806              111,314               33,492
18693 North 91st Street
Scottsdale, AZ 85260


Candace M. Wade                        50,000              0                   144,806              111,314               33,492
18693 North 91st Street
Scottsdale, AZ 85260


Bitter End Investments, L.L.C               0         49,286                   142,739              109,723               33,016
8643 E. Sutton Drive                  -------        -------                   -------              -------              -------
Scottsdale, AZ 85260

         Totals                       100,000         49,286                   432,351              332,351              100,000






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